UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
EXCHANGE ACT OF 1934

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CHINA BIOPHARMA, INC.
(Name of Registrant as Specified In Its Charter)

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INFORMATION STATEMENT
OF
CHINA BIOPHARMA, INC.
75 Shuguang Rd., Bldg. B,
Hangzhou, China 310007

THIS INFORMATION STATEMENT IS BEING PROVIDED
TO YOU BY THE BOARD OF DIRECTORS
OF CHINA BIOPHARMA, INC.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO
SEND US A PROXY

This Information Statement is being mailed or furnished to the stockholders of China Biopharma, Inc., a Delaware corporation (the “Company”), in connection with the unanimous written consent dated July 3, 2008 of the Board of Directors of the corporate action referred to below and the subsequent approval by written consent of such action dated July 3, 2008 of the holders of a majority of the outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”) of the Company, which approval is sufficient under the Delaware General Corporation Law to approve the corporate action. Accordingly, this Information Statement is furnished solely for the purpose of informing the stockholders of the Company, in the manner required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of this corporate action before it takes effect.

This Information Statement will be mailed to the stockholders of record of the Company on July 3, 2008 (the “Record Date”). This Information Statement is first being mailed or furnished to the stockholders of the Company on or about July 25, 2008, and the corporate action described below will not be effective until at least 20 days after the mailing.

ACTION BY BOARD OF
DIRECTORS AND
CONSENTING STOCKHOLDERS

By unanimous written consent dated July 3, 2008 the Board of Directors adopted an amendment to the Company’s Certificate of Incorporation (the “Amendment”) to effect a 1 for 100 reverse stock spit of the Company’s outstanding Common Stock and recommended that the Amendment and the reverse stock split contemplated thereby be approved by our stockholders. A copy of the unanimous written consent is attached hereto as Exhibit A. By written consent dated July 3, 2008, the holders of a majority of the outstanding shares of Common Stock approved the filing of the Amendment and the reverse split contemplated thereby. A copy of the stockholder consent is attached hereto as Exhibit B. A form of the Amendment is attached hereto as Exhibit C.

The Amendment will become effective when filed with the Secretary of State of the State of Delaware.  The Company anticipates that the filing of the Amendment will occur on or about August 15, 2008. If the Amendment were not adopted by written consent of the stockholders, it would have to be considered by the stockholders at a special stockholders' meeting convened for the specific purpose of approving the Amendment.

The elimination of the need for a special meeting of stockholders to approve the Amendment is made possible by Section 228 of the Delaware General Corporation Law (the "Delaware Law") which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting.

Under Section 228 of the Delaware Law, the Amendment is required to be approved by the holders of a majority of our outstanding Common Stock. The Company decided to utilize the written consent of the holders of a majority of our Common Stock in order to eliminate the costs and management time involved in holding a special meeting.

The reasons for, and general effect of, the reverse split is described in “PURPOSE AND EFFECT OF REVERSE STOCK SPLIT”

The Board of Directors knows of no other matters other than those described in this Information Statement which have been recently approved or considered by the holders of our Common Stock.

Under Delaware Law, we are required to provide prompt notice of the taking of the corporate action without a meeting to the stockholders of record who have not consented in writing to such action. Inasmuch as we will have provided this Information Statement to our stockholders of record on the record date, no additional action will be undertaken pursuant to such written consents.

GENERAL

The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our Common Stock.

The Company will only deliver one Information Statement to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of the security holders. Upon written or oral request, the Company will promptly deliver a separate copy of this Information Statement and any future annual reports and information statements to any security holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and any future annual reports and information statements to any security holder or holders sharing an address to which multiple copies are now delivered. You should direct any such requests to the Company’s Secretary, George Ji at the address of P.O.Box 553, Kingston, NJ 08528-0553. Telephone No. 609-651-8588.

VOTING SECURITIES AND INFORMATION
ON CONSENTING STOCKHOLDERS

Under Delaware Law a vote by the holders of a majority of the outstanding Common Stock is required to approve the action described herein.

As of July 3, 2008 there were 451,204,945 shares of Common Stock outstanding, of which 225,602,473 shares are required to approve the action described herein. The Common Stock constitutes the sole class of our voting securities. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to stockholders. The consenting stockholders voted in favor of the actions described herein in a written consent, dated Jul y 3, 2008, attached hereto as Exhibit B. The consenting stockholders are collectively the record and beneficial owners of 251,609,454 shares representing 55.8% of the issued and then outstanding shares of Common Stock. No consideration was paid for the consent.

The names of the consenting stockholders, and the number of shares of Common Stock with respect to which such consent was given is as follows:

Name	Number of Shares For Which Consent Was Given	Percentage
Bigtime Management Limited	119,306	* %
Burstein & Lindsay Sec. Corp	18,340,220	4.1%
Brio Capital L.P.	11,851,851	2.6%
Centurion Microcap, LP	8,200,000	1.8%
Double U Master Fund LP	5,026,327	1.1%
Generation Capital Associates	8,400,000	1.86%
Hangzhou Joray Electronics Co Ltd	1,325,469	* %
Mac Wireless/Pw LLC	3,976,336	* %
Monarch Capital Fund Ltd.	112,408,107	24.9%
Pacific Century Fund LLL	15,836,112	3.5%
Professional Offshore Opportunity Fund, Ltd.	42,250,000	9.36%
PZW Family LLP	18,556,209	4.11%
Peter Wang	2,319,517	* %
Sinoquest Management Limited	3,000,000	* %
TOTAL	251,609,454	55.8%

* Indicates less than one percent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth as of July 3, 2008, the number of shares of our common stock beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of the Common Stock, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated. As of July 3, 2008 there were 451,204,945 shares of Common Stock outstanding.

	Number Of	% Of Common
	Shares	Stock
Name And Addresses Of	Beneficially	Beneficially
Beneficial Owner	Owned (1)	Owned (1)
Monarch Capital Fund Ltd. (2)	112,408,107	24.9%
Professional Offshore Opportunity Fund, Ltd. (3)	42,250,000	9.3%
Peter Wang (4)	26,505,530	5.9%
Chunhui Shu	0	*	%
Qiumeng Wang (5)	320,000	*	%
Ya Li (6)	912,700	*	%
Charles Xue (7)	250,000	*	%
All directors and executive officers as a group (5 persons)	27,988,230	6.2%

* Indicates less than one percent.

(1)  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the shares shown. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the stockholders named in the table have sole voting and investment power with respect to all common stock shares shown as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options, warrants or convertible securities (in any case, the “Currently Exercisable Options”). Each beneficial owner’s percentage ownership is determined by assuming that the Currently Exercisable Options that are held by such person (but not those held by any other person) have been exercised and converted.

(2) The address for Monarch Capital Fund Ltd. Harbour House, 2nd Floor, Waterfront Drive, Road Town, Tortola BVI.

(3) The address for Professional Offshore Opportunity Fund, Ltd. is 1400 Old Country Road, Suite 206, Westbury, NY 11590.

(4)  Includes 3,976,336 shares held by MAC Wireless/PW LLC which is 80% owned by Mr. Wang, 1,325,469 shares held by Hangzhou Joray Electronics Co., Ltd. which is 50% owned by Mr. Wang, 18,556,209 shares held by PZW Family LLP which is 20% owned by Mr. Wang, and 300,000 shares issuable upon exercise of currently exercisable options. As the owner of 50% of the equity interests in Hangzhou Joray Electronics, Mr. Wang shares voting and investment power over the shares of China Biopharma common stock held by Hangzhou Joray Electronics. As one of the general partners of PZW Family LLP, Mr. Wang shares voting and investment power over the shares of China Biopharma common stock held by PZW Family LLP. Mr. Wang disclaims beneficial ownership of the shares held by MAC Wireless/PW LLC, Hangzhou Joray Electronics, and PZW Family LLP except to the extent of his pecuniary interest in the shares.

(5)  Includes 320,000 shares issuable upon exercise of Currently Exercisable Options.

(6) Includes 912,700 shares issuable upon exercise of Currently Exercisable Options.

(7) Includes 250,000 shares issuable upon exercise of Currently Exercisable Options.

NOTICE TO STOCKHOLDERS OF ACTIONS
APPROVED BY CONSENTING STOCKHOLDERS

The following action has been approved by the written consent of holders entitled to vote of least a majority of the outstanding shares of Common Stock

AMENDMENT TO CERTIFICATE
OF INCORPORATION TO EFFECT A ONE FOR ONE HUNDRED REVERSE STOCK SPLIT
OF THE COMPANY’S COMMON STOCK

General

By unanimous written consent dated July 3, 2008 the Board of Directors adopted a resolution to amend the Company’s Certificate of Incorporation to effect a 1 for 100 reverse stock split of the outstanding Common Stock.

Pursuant to the Reverse Stock Split, each 100 of the outstanding shares of our Common Stock on the date of the reverse stock split (the "Old Shares") will be automatically converted into 1 share of our Common Stock (the "New Shares"). The reverse stock split will not alter the number of shares of our Common Stock we are authorized to issue, but will simply reduce the number of shares of our Common Stock issued and outstanding. As of July 3, 2008 there were 451,204,945 shares of Common Stock issued and outstanding. After giving effect to the reverse stock split there will be 4,512,049 shares of Common Stock issued and outstanding (assuming that there is no change in the number of issued and outstanding shares from July 3, 2008).

The reverse stock split will become effective upon filing of the Amendment with the Delaware Secretary of State, but the Board of Directors reserves the right not to make such filing if it deems it appropriate not to do so.

By written consent dated July 3, 2008, the holders a majority of the outstanding shares of Common Stock approved the proposed Amendment and the reverse split contemplated thereby.

Purpose of Reverse Stock Split

The Board of Directors is being effected so that there will be a sufficient number of authorized but unissued shares of Common Stock for the Company to continue to issue additional shares of Common Stock upon conversion of, or as payment of our monthly amortization payments of both principal and accrued interest on our outstanding $3,000,000 Secured Convertible Promissory Notes due December 13, 2008 (the “Notes”). After giving effect to the reverse stock split there will be 4,512,049 shares of Common Stock issued and outstanding (assuming that there is no change in the number of issued and outstanding shares from July 3, 2008). Under our certificate of incorporation as currently in effect we are authorized to issue 700,000,000 shares of common stock. Accordingly, following the reverse split there will be approximately 695,000,000 available for issuance. Except as set forth above, we have no other plans to issue any of the authorized but unissued shares of our common stock created by the reverse stock split.

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board of directors or contemplating a tender offer or other transaction for the combination of our company with another company), we are not proposing the reverse stock split in response to any effort of which we are aware to accumulate any of our shares or obtain control of our company. Our Board does not currently contemplate recommending the adoption of any other proposals that could be construed to affect the ability of anyone to take over or change the control of our company.

The Board is hopeful that the reverse stock split will help raise the trading price of our Common Stock, at least initially. As of July 3, 2008, the closing price of our common stock was $0.0014. The Board is hopeful that the higher share price which could result, at least initially, from the reverse stock split may help generate interest in us among investors and thereby assist us in raising capital to fund our operations. However, the effect of the reverse stock split upon the market price for our Common Stock cannot be predicted. There can be no assurance that the post reverse stock split market price of our Common Stock will rise in proportion to the reduction in the number of shares of our Common Stock outstanding resulting from the reverse stock split.

Beginning on March 13, 2007, we became obligated to make monthly amortization payments of both principal and accrued interest on the Notes. The amortization schedule requires the payment, beginning on March 13, 2007 and ending on November 13, 2008, of 21 equal monthly principal payments of approximately $142,857, together with monthly interest payments on the then outstanding principal amounts. We have the option (which we have exercised), so long as we are not in default, to pay the monthly amounts due on the Notes in shares of our common stock. We are currently unable to make the payments in cash. To facilitate the payments in shares of our common stock, on June 11, 2008 we filed an amendment to our certificate of incorporation to increase the authorized number of shares of Common Stock from 200,000,000 to 700,000,000 shares.

As of July 10, 2008, the outstanding principal balance on the Notes was $1,574,754 and we are required to pay interest totaling $72,993 over the remaining term of the Notes. As of July 10, 2008, the average closing bid prices for the common stock for the five trading days prior to July 10, 2008, was $0.00115. Accordingly using an assumed effective conversion rate of $0.000863 (or 75% of $0.00115) we would be required to issue 1,910,432,042 additional shares of our common stock to the holders to pay off the principal and pay the interest due over the remaining term of the Notes. If the market price of our common stock falls we would be required to issue even more shares. As of July 10, 2008 there were 700,000,000 shares of Common Stock authorized, and 641,950,900 shares of Common Stock issued and outstanding. Accordingly there were only 58,049,100 shares of Common Stock available for issuance.

Accordingly based on this assumed conversion price there will be a shortfall of 1,852,382,956 shares. Accordingly, to remedy the situation the Board has adopted the Amendment to effect a 1 for 100 reverse stock split. The reverse stock split will eliminate this shortfall.

On October 15, 2007, an “event of default” occurred and is continuing under the Notes in that we failed to make our monthly amortization payment due on that date in registered shares of common stock or in cash. This event of default has not been waived by the investors and is continuing. We intend to endeavor to satisfy our past and future amortization payments due under the Notes by delivery of shares of our common stock. However, there can be no assurance that this will be possible as the investors have the right to request payment in cash following an event of default. We have communicated with our investors and they have verbally agreed to continue to accept unregistered shares in payment of amounts due to date. However, we cannot assure you that the investors will continue to permit us to make monthly payments due on the Notes in the future in shares of our common stock. We do not currently have sufficient cash flow to make the payments due on the Notes in cash. Accordingly if the investors do not continue to permit us to make the monthly payments due on the Notes by issuing shares of our common stock we may not be able to continue as a going concern and may be forced to wind up our affairs or seek protection under the bankruptcy laws. Other than as stated above, the Company has no specific plans, arrangements or understandings, either written or oral, to issue any of the additional authorized shares of Common Stock.

Effect of Reverse Stock Split

The effect of the reverse stock split upon the market price for our Common Stock cannot be predicted. There can be no assurance that the post reverse merger market price of our Common Stock will rise in proportion to the reduction in the number of shares of our Common Stock outstanding resulting from the reverse stock split. The market price of our Common Stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding. We also cannot assure you that the reverse split will not adversely impact the market price of the Common Stock. Bid and ask quotations for the Common Stock appear on the OTC Bulletin Board under the symbol CBPC.OB. As of July 10, 2008, there was a limited trading market for the Common Stock. The high bid and low ask prices for the Common Stock as reported by Yahoo Finance on July 10, 2008 were: $0.0011 and $0.0013, respectively. These over-the-counter market bid and ask quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. As of July 10, 2008, there were approximately 1,200 holders of record of the Common Stock.

The reverse stock split will effect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in us or proportionate voting power, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, we will issue any stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split one share of our Common Stock. The reverse stock split may result in certain of our stockholders owning "odd lots" (i.e. a number of shares of our common stock not divisible by 100). Stockholders owning "odd lots" may experience difficulty selling their shares in the open market. In connection with the reverse stock split, the Board of Directors, in its sole discretion, may provide special treatment to stockholders to preserve round lot holders (i.e., holders owning at least 100 shares) after the reverse stock split. In the event the Board determines to provide such special treatment, stockholders holding 10,000 or fewer shares of Common Stock, but at least 5,000 shares of Common Stock, will receive 100 shares of Common Stock after the reverse split, and persons holding less than 5,000 shares of Common Stock would not be affected. The terms and conditions of special treatment afforded to the Company’s stockholders to preserve round lot stockholders, if any, including the record dates for determining which stockholders may be eligible for such special treatment, will be established in the discretion of the Board of Directors.

The reverse stock split will have the following effects upon the number of shares of our Common Stock outstanding and the number of authorized and unissued shares of our Common Stock:

•	The number of shares owned by each holder of Common Stock will be reduced by the ratio of 100 to 1;

•	The number of shares of Common Stock we are authorized to issue will remain the same;

•	The per share loss and net book value of our Common Stock will be increased because there will be fewer shares of our Common Stock outstanding;

•	The par value of the Common Stock will remain $.0001 per share;

•
All outstanding options entitling the holders thereof to purchase shares of Common Stock will enable such holders to purchase, upon exercise of their options, 1/100 of the number of shares of Common Stock which such holders would have been able to purchase upon exercise of their options immediately preceding the reverse stock split at the same aggregate price required to be paid therefor upon exercise thereof immediately preceding the reverse stock split.

There is currently no intention for the Company to go private, and the reverse split is not intended to be a first step in a going private transaction and will not have the effect of a going private transaction covered by Rule 13e-3 of the Exchange Act. Moreover, the reverse split will not increase the risk of the Company becoming a private company in the future. The Company will continue to be subject to the periodic reporting requirements of the Exchange Act following the reverse split.

Manner of Effecting the Reverse Stock Split and Exchange Stock Certificates

The reverse stock split will become effective on the date of filing the Amendment with the Secretary of State of the State of Delaware unless we specify otherwise (the “Effective Date”).

As soon as practicable after the Effective Date, we will send a letter of transmittal to each holder of record of Old Shares outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of certificates representing the Old Shares. Upon proper completion and execution of the letter of transmittal and return thereof, together with certificates representing the Old Shares, a stockholder will be entitled to receive a certificate representing the number of the New Shares into which his Old Shares have been reclassified as a result of the reverse stock split. Stockholders should not submit any certificates until requested to do so. No new certificate will be issued to a stockholder until such stockholder has surrendered his outstanding certificates together with the properly completed and executed letter of transmittal. Until so surrendered, each outstanding certificate representing the Old Shares will be deemed for all corporate purposes after the Effective Date to evidence ownership of the New Shares in the appropriately reduced number.

No Rights of Appraisal

Under the laws of the State of Delaware, our dissenting stockholders are not entitled to appraisal rights with respect to the reverse stock split.

Certain Federal Income Tax Consequences

We believe that the federal income tax consequences of the reverse stock split to holders of Old Shares and holders of New Shares will be as follows:

•	No gain or loss will be recognized by a stockholder on the surrender of the Old Shares or receipt of a certificate representing New Shares.

•	The aggregate tax basis of the New Shares will equal the aggregate tax basis of the Old Shares exchanged therefor.

•	The holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets.

•	The conversion of the Old Shares into the New Shares will produce no gain or loss to us.

Notwithstanding the foregoing, the federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest.

Our beliefs regarding, the tax consequence of the reverse split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities.

The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

The foregoing summary is included for general information only. Accordingly, stockholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the reverse stock split.

Certain Additional Information regarding the Notes

On December 13, 2006, we entered into a subscription agreement with a number of investors for the sale of an aggregate principal amount $3,000,000 Secured Convertible Promissory Notes due December 13, 2008 (the “Notes”). We received gross proceeds of $3,000,000.

The net proceeds to us from the sale of the Notes were $2,606,250. This amount includes the payment of fees, including legal fees, finder’s fees and filing, printing and shipping fees, associated with the placement of the Notes and warrants.

Gross proceeds from issuance of the convertible notes:	$3,000,000.00
Payments in connection with the transaction that we made:
Finder's fee	$300,000.00
Legal fees	$90,000.00
Filing, printing and shipping fees	$3,750.00
Total Payments made by us:	$393,750.00
Net proceeds to us:	$2,606,250.00

The following is a summary of the material terms of the Notes:

Conversion: The Notes are convertible at the option of the holders at any time into common stock. Prior to the occurrence of an “event of default” (as defined in the Notes) the Notes were convertible at a price of $.25 per share. After the occurrence of an event of default the Notes are convertible at the lesser of $0.25 per share and 75% of the average closing bid prices for the common stock for the five trading days prior to the date of conversion. On October 15, 2007, an event of default occurred as a result of our failure to make our monthly amortization payment due on that date in registered shares of common stock or in cash. Accordingly the effective conversion price is 75% of the average closing bid prices for the common stock for the five trading days prior to the date of conversion.

The conversion price of the Notes of $0.25 per share at the time of issuance represented a discount of $0.18 to the $0.43 which was the market price for our common stock on December 13, 2006, the date of issuance of the Notes.

Market price per share on December 13, 2006 of common stock underlying the Notes:	$0.43
Conversion price per share on December 13, 2006 of common stock underlying the Notes:	$0.25
Total shares of common stock underlying the Notes (at a conversion price of $0.25)	12,000,000
Combined market price of the total number of shares (12,000,000) underlying the Note using $0.43 market price	$5,160,000
Combined conversion price of shares underlying the Notes	$3,000,000
Total possible discount to market price at time of issuance:	$2,160,000

Interest/Amortization: Prior to an event of default the Notes bear interest at a rate of eight percent (8%) per annum. After an event of default the rate increases to 15%. If we are not in default we have the option to make the monthly payments due on the Notes in cash or common stock. If we pay the monthly amounts due in common stock, the stock is valued at an effective conversion rate equal to the lesser of $0.25 per share or seventy five percent (75%) of the average closing bid price of the common stock for the five trading days preceding the applicable repayment date. As an event of default occurred on October 15, 2007 the terms of the Notes do not permit us to continue pay down the Notes in shares of our common stock without the consent of the holders of the Notes. We have communicated with our investors and they have verbally agreed to continue to accept unregistered shares in payment of amounts due. However, we cannot assure you that the investors will continue to permit us to make monthly payments due on the Notes in the future in shares of our common stock. We do not currently have sufficient cash flow to make the payments due on the Notes in cash. Accordingly if the investors do not continue to permit us to make the monthly payments due on the Notes by issuing shares of our common stock we may not be able to continue as a going concern and may be forced to wind up our affairs or seek protection under the bankruptcy laws.

Beginning on March 13, 2007, we became obligated to make monthly payments on the Notes of both principal and accrued interest. The amortization schedule is set forth below. We have limited cash and have been paying and intend to continue to pay the monthly amounts due on the Notes in shares of our common stock.

To date we have issued an aggregate of 507,653,738 shares of our common stock to the holders to satisfy our payment obligations under the Notes, based on average effective conversion rates of $0.141 (for March 2007), $0.1056 (for April 2007), $0.075 (for May 2007), $0.052 (for June 2007), $0.059 (for July 2007), $0.038 (for August 2007), $0.021 (for September 2007), $0.0164 (for October 2007), $0.0091 (for December 2007), $0.0056 (for January 2008), $0.0045 (for February 2008), $0.0034 (for April 2008), $0.0032 (for May 2008) $0.0009 (for June 2008) and $0.0008 (for July 2008).

As of July 10, 2008, the outstanding principal balance on the Notes was $1,574,754 and we are required to pay interest totaling $72,993 over the remaining term of the Notes. As of July 10, 2008, the average closing bid prices for the common stock for the five trading days prior thereto was $0.00115. Accordingly using an assumed effective conversion rate of $0.000863 (or 75% of $0.00115 we would be required to issue 1,910,432,042 additional shares of our common stock to the holders to pay off the principal and pay the interest due over the remaining term of the Notes. If the market price of our common stock falls we would be required to issue even more shares.

The table below sets forth the amortization schedule. The table also sets forth the number of shares of our common stock previously issued in payment of our obligations on the Notes, the effective conversion rates, and the number of shares to be issued in the future at an assumed conversion price of $0.000863 per share.

	Repayment		Outstanding	Shares issued as Payment in shares of Principal and Interest due on		Shares to be issued as Payment of Principal and Interest Due at assumed effective conversion price of $0.000863 per
Date	Principal	Interest	Principal	Notes		share
12/13/2006			$3,000,000.00
3/13/2007	$142,857.14	$60,000.00	$2,857,142.86	1,438,703	(1)
4/13/2007	$142,857.14	$19,047.62	$2,714,285.71	1,533,189	(2)
5/13/2007	$142,857.14	$18,095.24	$2,571,428.57	1,611,790	(3)
6/13/2007	$142,857.14	$17,142.86	$2,428,571.43	3,866,541	(4)
7/13/2007	$142,857.14	$16,190.48	$2,285,714.29	2,218,464	(5)	11,778,644	(16)
8/13/2007	$142,857.14	$15,238.10	$2,142,857.14	2,557,839	(6)	7,637,478	(16)
9/13/2007	$142,857.14	$14,285.71	$2,000,000.00	6,363,615	(7)	7,591,458	(16)
10/13/2007	$142,857.14	$25,000.00	$1,857,142.86	3,221,786	(8)	104,126,990	(16)
11/13/2007	$142,857.14	$23,214.29	$1,714,285.71	-		103,492,070	(16)
12/13/2007	$142,857.14	$21,428.57	$1,571,428.57	2,229,820	(9)	107,699,887	(16)
1/13/2008	$142,857.14	$19,642.86	$1,428,571.43	918,942	(10)	110,986,788	(16)
2/13/2008	$142,857.14	$17,857.14	$1,285,714.29	9,000,000	(11)	123,579,492	(16)
3/13/2008	$142,857.14	$16,071.43	$1,142,857.14	-		123,578,436	(16)
4/13/2008	$142,857.14	$14,285.71	$1,000,000.00	6,000,000	(12)	122,935,374	(16)
5/13/2008	$142,857.14	$12,500.00	$857,142.86	7,750,000	(13)	135,863,826	(16)
6/13/2008	$142,857.14	$10,741.29	$714,285.71	268,197,094	(14)	134,989,656	(16)
7/13/2008	$142,857.14	$8,928.57	$571,428.57	190,745,955	(15)	142,802,432	(16)
8/13/2008	$142,857.14	$7,142.86	$428,571.43	-		169,849,852
9/13/2008	$142,857.14	$5357.14	$285,714.29	-		168,944,096
10/13/2008	$142,857.14	$3571.43	$142,857.14	-		167,839,882
11/13/2008	$142,857.14	$1785.71	$-	-		166,735,680
12/13/2008
Total	$3,000,000.00	$347,500				1,910,432,042

(1) Effective conversion rate was $0.141

(2) Effective conversion rate was $0.1056

(3) Effective conversion rate was $0.075

(4) Effective conversion rate was $0.052

(5) Effective conversion rate was $0.059

(6) Effective conversion rate was $0.038

(7) Effective conversion rate was $0.021

(8) Effective conversion rate was $0.0164

(9) Effective conversion rate was $0.0091

(10) Effective conversion rate was $0.0056

(11) Effective conversion rate was $0.0045

(12) Effective conversion rate was $0.0034

(13) Effective conversion rate was $0.0032

(14) Effective conversion rate was $0.0009

(15) Effective conversion rate was $0.0008

(16) Represent payments which have been deferred in previous months at the option of the Noteholders or due to lack of sufficient registered shares after October 2007.

Prepayment: Provided no event of default has occurred we may prepay the Notes, in whole or in part, at any time on 30 days written notice to the holders by paying a 20% premium on the principal amount to be repaid together with accrued interest and any other sums due to the date of prepayment. As an event of default occurred on October 15, 2007 and is continuing the terms of the Notes prohibit us for prepaying the Notes.

Security/Guarantee: The Notes are secured by a by a security interest in the Company’s assets. The Notes are also guaranteed by our subsidiaries.

Warrants: We also issued to the purchasers of the Notes, (i) Class A Warrants to purchase up to 6,000,000 shares of our common stock with an exercise price of $0.30 per share (subject to adjustment) and (ii) Class B Warrants to purchase up to 6,000,000 shares of common stock with an exercise price of $0.40 per share (subject to adjustment). The 12,000,000 shares underlying the Class A Warrants and Class B Warrants were registered for resale in a registration statement declared effective on March 23, 2007. The warrants contain full ratchet anti-dilution provisions.

The following is a table disclosing the aggregate amount of possible profit which could be realized by the holders (or its affiliates) as a result of any exercise price discounts for the common stock underlying the warrants. The only warrants, options, notes or other securities of the issuer that are held by the holders or any of their affiliates are the Class A Warrants, the Class B Warrants and the Finder’s Warrants that were issued in connection with the issuance and sales of the Notes.

Market price on December 13, 2006 (date of issuance) of common stock underlying warrants, per share	$0.43
Exercise price per share: Class A Warrant	$0.30
Exercise price per share: Class B Warrant	$0.40
Exercise price per share: Finder’s Warrant	$0.30
No. of shares issuable under Class A Warrant	6,000,000
No. of shares issuable under Class B Warrant	6,000,000
No. of shares issuable under Finder’s Warrant	2,400,000
Market price on date of issuance of total number of shares underlying under Class A Warrants	$2,580,000
Market price on date of issuance of total number of shares underlying under Class B Warrants	$2,580,000
Market price on date of issuance of total number of shares underlying under Finder’s Warrant	$1,032,000
Combined exercise price of Class A Warrants	$1,800,000
Combined exercise price of Class B Warrants	$2,400,000
Combined exercise price of Finder’s Warrant	$720,000
Total discount to market price on date of issuance: Class A Warrant	$780,000
Total discount to market price on date of issuance: Class B Warrant	$180,000
Total discount to market price on date of issuance: Finder’s Warrant	$312,000
Total discount to market price on date of issuance: All Warrants	$1,272,000

The following table shows the possible premium to market price based on the market price on July 10, 2008 which was $0.0011 per share.

Market price per share of underlying shares of common stock	$0.0011
Exercise price per share: Class A Warrant	$0.30
Exercise price per share: Class B Warrant	$0.40
Exercise price per share: Finder’s Warrant	$0.30
No. of shares issuable under Class A Warrant	6,000,000
No. of shares issuable under Class B Warrant	6,000,000
No. of shares issuable under Finder’s Warrant	2,400,000
Market price of total shares underlying under Class A Warrant	$6,600
Market price of total shares underlying under Class B Warrant	$6,600
Market price of total shares underlying under Finder’s Warrant	$2,640
Combined exercise price under Class A Warrant	$1,800,000
Combined exercise price under Class B Warrant	$2,400,000
Combined exercise price under Finder’s Warrant	$720,000
Total loss if Class A Warrants exercised and sold at market price on July 10, 2008	$1,793,400
Total loss if Class B Warrant exercised and sold at market on July 10, 2008	$2,393,400
Total loss if Finder’s Warrant exercised and sold at market on July 10, 2008	$717,360
Total loss if all Warrants exercised and sold at market on July 10, 2008	$4,904,160

Finder’s Warrants: Melton Management Ltd. acted as the finder with respect to the issuance and sale of the Notes and received warrants to purchase 2,400,000 shares of common stock at an exercise price of $0.30 per share (subject to adjustment). The 2,400,000 shares underlying the finder’s warrants were registered for resale in a registration statement declared effective on March 23, 2007. These warrants also contain full ratchet anti-dilution provisions. The finder’s warrants have an exercise price of $0.30 per share (subject to adjustment) and represent a discount of $0.13 to the $0.43 market price for our common stock on December 13, 2006, the date of issuance. As of July 10, 2008, the closing price for the common stock was $0.0011 Accordingly the finder’s warrants are significantly out of the money.

Registration Rights: In connection with the issuance of the Notes we granted the investors and the finder certain registration rights. Accordingly, on January 22, 2007 we filed an initial registration statement on Form SB-2 covering 18,000,000 shares issuable on conversion and/or repayment of the Notes (which number represented a contractually agreed amount), 12,000,000 shares underlying the Class A Warrants and Class B Warrants, and the 2,400,000 shares underlying the finders’ warrants. That registration statement was declared effective on March 23, 2007. Under the terms of the Notes in order to make our monthly amortization payments in shares of our common stock we are required to deliver registered shares. Accordingly, to facilitate payment of our amortization payment in registered shares on January 25, 2008 we filed a registration statement of Form SB-2 to register 312,000,000 additional shares. All of our investors have since verbally agreed to continue to take unregistered shares in payment of amounts due to date.

OTHER MATTERS

The Board of Directors knows of no other matters other than those described in this Information Statement, which have been recently approved or considered by the holders of the Common Stock.

By Order of the Board of Directors

George Ji
Secretary

Dated: July 25, 2008

EXHIBIT A

UNANIMOUS WRITTEN CONSENT OF THE DIRECTORS OF
CHINA BIOPHARMA, INC.
IN LIEU OF A MEETING

The undersigned, being all of the directors of China Biopharma, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), hereby adopt the following recitals and resolutions pursuant to §141(f) of the Delaware General Corporation Law as if adopted at a meeting duly held, and expressly waive notice with respect thereto.

WHEREAS, the Board of Directors deems it to be advisable and in the best interests of the Company to amend the Certificate of Incorporation to effect a 1 for 100 reverse stock split of the Company’s Common Stock, $.0001 par value per share; and

 NOW, THEREFORE, BE IT

RESOLVED, that, subject to requisite stockholder approval, the Company’s Certificate of Incorporation be amended to effect a 1 for 100 reverse stock split of the Company’s Common Stock, $.0001 par value per share; and

RESOLVED, that the Certificate of Amendment in the form attached hereto as Exhibit A is hereby adopted and approved and be submitted to the stockholders of the Company for approval; and

RESOLVED, that, subject to requisite stockholder approval, the officers of the Company be, and each of them individually hereby is, authorized, empowered and directed, to execute and file with the Secretary of State of Delaware, the Certificate of Amendment and any and all other certificates, amendments, instruments and documents, in the name of, and on behalf of, the Company, with such changes thereto as any officer may approve, and to take all such further actions as they, or any of them, may deem necessary or appropriate to carry out the purpose and intent of the foregoing resolutions.

This consent shall be filed with the minutes of meetings of the Board of Directors and shall have the same effect as the vote of the directors. This consent may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall be valid with the same with the same force and effect as if such facsimile signature were the original thereof.

Dated: July 3, 2008

DIRECTOR:

/s/ Peter Wang
Name: Peter Wang

DIRECTOR:

/s/ Ya Li
Name: Ya Li

DIRECTOR:

/s/ Charles Xue
Name: Charles Xue

EXHIBIT B

WRITTEN CONSENT OF
A MAJORITY OF THE
STOCKHOLDERS OF
CHINA BIOPHARMA, INC.

The undersigned, constituting the holders of at least a majority of the outstanding common stock, par value $.0001 per share (“Common Stock”) of China Biopharma, Inc., a Delaware corporation (the “Company”), adopt the following resolutions by written consent in lieu of a meeting, pursuant to Section 228 of the Delaware General Corporation Law:

RESOLVED, that the Company’s Certificate of Incorporation be amended to effect a 1 for 100 reverse stock split of the Company’s Common Stock, $.0001 par value per share; and

RESOLVED, that the Certificate of Amendment in the form attached hereto as Exhibit A be and the same hereby is approved; and

RESOLVED, that the officers of the Company be, and each of them individually hereby is, authorized, empowered and directed, to execute and file with the Secretary of State of Delaware, the Certificate of Amendment and any and all other certificates, amendments, instruments and documents, in the name of, and on behalf of, the Company, with such changes thereto as any officer may approve, and to take all such further actions as they, or any of them, may deem necessary or appropriate to carry out the purpose and intent of the foregoing resolutions.

IN WITNESS WHEREOF, this Written Consent of Stockholders has been executed by the undersigned on the 3rd day of July, 2008. The number of shares of Common Stock held by each of the undersigned for which this written consent has been given is set forth next to the signature of such holder.

Number of Shares of Common Stock for Which Consent Has Been Given
BIGTIME MANAGEMENT LIMITED By:/s/ Ge Xianding Name: Ge Xianding Title: Partner	119,306

BRIO CAPITAL L.P. By:/s/ Shaye Hirsch Name: Shaye Hirsch Title: Manager of General Partner	11,851,851

BURSTEIN & LINDASY SEC. CORP. By:/s/ Mosi Krans Name: Mosi Krans Title: CFO	18,340,220

CENTURION MICROCAP, LP By:/s/ Abraham Schwartz Name: Abraham Schwartz Title: Partner	8,200,000

DOUBLE U MASTER FUND LP By:/s/ Jonathan Ratner Name: Jonathan Ratner Title: CFO	5,026,327

GENERATION CAPITAL ASSOCIATES By:/s/ Fred A. Brasch Name: Fred A. Brasch Title: CFO	8,400,000

HANGZHOU JORAY ELECTRONICS CO. LTD By: /s/ Shao Xiangao Name: Shao Xiangao Title: General Manager	1,325,469

MAC WIRELESS/PW LLC By:/s/ Peter Wang Name: Peter Wang Title: General Partner	3,976,336

MONARCH CAPITAL FUND LTD. By:/s/ Navigator Management Ltd. Name: Navigator Management Ltd. Title: Authorized Signatory	112,408,107

PACIFIC CENTURY FUND LLC By: /s/ Jianjun Ji Name: Jianjun Ji Title: Managing Member	15,836,112

PZW FAMILY LLP By:/s/ Peter Wang Name: Peter Wang Title: General Partner	18,556,209

By:/s/ Peter Wang Peter Wang	2,319,517

PROFESSIONAL OFFSHORE OPPORTUNITY FUND, LTD. By:/s/ Howard B. Berger Name: Howard B. Berger Title: Manager	42,250,000

SINOQUEST MANAGEMENT LTD By:/s/ Zhu Xiaodong Name: Zhu Xiaodong Title: President	3,000,000

EXHIBIT C

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF CHINA BIOPHARMA, INC.

China Biopharma, Inc, a corporation organized and existing under the laws of the State of Delaware does hereby certify as follows:

1.	The name of the corporation is CHINA BIOPHARMA, INC. (the “Corporation”):

2.	Article Forth of the Certificate of Incorporation of the Corporation is hereby amended by inserting the following section at the end of Article Fourth:

“At the close of business on the date of the filing of this Certificate of Amendment each 100 outstanding shares of Common Stock, par value $.0001 per share shall be combined into one share of Common Stock (the “Reverse Stock Split”) without any action by the holders of such shares; provided, however, that upon such combination, the Corporation shall not issue fractional shares or pay cash in respect thereof, but shall instead issue to each stockholder the aggregate number of shares resulting from the Reverse Stock Split rounded up to the next higher whole number of shares based upon the preceding calculation. The Reverse Split shall have no effect on the number of authorized shares of Common Stock. Following the Reverse Stock Split, each holder of a certificate or certificates representing shares of Common Stock of the Corporation, upon surrender thereof, shall receive a certificate or certificates representing the number of shares such stockholders is entitled to receive following the Reverse Stock Split. Pending such surrender certificates for Common Stock of the Corporation shall be deemed for all purposes, as a result of the Reverse Stock Split and without any action on the part of the holders thereof, to evidence only the right to receive one or more certificates representing shares of Common Stock in accordance with the terms and conditions hereof.”

 3. In accordance with Section 242 of the Delaware General Corporation Law: (i) this amendment to the Certificate of Incorporation has been duly adopted and approved by the unanimous written consent of the Board of Directors of the Corporation dated July 3, 2008 in accordance with Section 141(f) of the Delaware General Corporation Law and (ii) the amendment to the Certificate of Incorporation has been duly adopted and approved by the written consent of at least a majority of the outstanding shares of Common Stock dated July 3, 2008 in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its Chief Executive Officer on this 3rd day of July, 2008.
CHINA BIOPHARMA, INC.

By:	/s/ Peter Wang
Name: Peter Wang
Title: Chief Executive Officer